Exhibit 10.18

October 7, 2004

Anne-Marie Corner

586 West Mermaid Lane

Philadelphia, PA 19118

Dear Anne-Marie:

By means of this letter agreement (the “Agreement”), we are pleased to confirm the terms of your employment, effective as of the Effective Date (as defined below) and subject to the other terms and conditions herein, with Cellegy Pharmaceuticals, Inc. (“Cellegy” or the “Company”).

1.                                       Effective Date.

This Agreement is entered into in connection with that certain Agreement and Plan of Share Exchange dated as of October 7, 2004 by and between Biosyn, Inc. (“Biosyn”) and Cellegy (the “Exchange Agreement”).  The terms of this Agreement shall become effective (the “Effective Date”) only upon the completion of the “Closing” and the “Effective Time,” as those terms are defined in the Exchange Agreement.  If the Closing of the transactions contemplated by the Exchange Agreement does not occur, then this Agreement shall have no force or effect and shall terminate in its entirety.

2.                                       Impact on Previous Agreements.

Upon and after the Effective Date and the payment to you at the Closing of the amounts specified pursuant to the Exchange Agreement, this Agreement shall replace and supersede all prior employment agreements or employment arrangements, whether written or oral, between you and Biosyn, including, but not limited to, that certain agreement of employment between Biosyn and you dated June 4, 1999 (as the same may be amended, the “Prior Employment Agreement”), that certain Agreement to Defer Salary between Biosyn and you dated as of March 26, 2003, as amended, that certain Amended Agreement for Deferral of Compensation between you and Biosyn dated as of February 17, 2004 and that certain Change of Control Agreement between Biosyn and you dated as of February 18, 2004 (collectively, the “Prior Employment Arrangements”), and upon the Effective Date, all Prior Employment Arrangements shall be terminated in their entirety and shall be of no further force or effect.  Notwithstanding the foregoing, Subsection 7(d) of the Prior Employment Agreement that relates to the assignment by you to Biosyn of inventions or other intellectual property rights, shall survive and remain effective.

3.                                       Duties.

You will serve as Senior Vice President, Women’s Preventive Health and as an Officer of Cellegy Pharmaceuticals, Inc. Your responsibilities will include those described in Exhibit A hereto, subject to the overall directives of the Chief Executive Officer and the Board of Directors of Cellegy.  You will initially report to the Chief Executive Officer.  You agree to devote your full time, effort and attention to the affairs of Cellegy and shall not, during the term of this Agreement, actively engage in any other business activity, whether or not for profit.  The foregoing shall not be construed as preventing you from (a) making investments in other businesses or enterprises, (b) participating in the activities of professional trade organizations related to the business of the Company, as approved by your manager, (c) engaging in civic, charitable or fraternal activities, in each of the above cases whose businesses are not competitive with the Company provided that your ownership does not exceed 1% of each such business or enterprise and (d) serving on the boards of directors of not more than one other entity (and up to one additional nonprofit organization) that is reasonably satisfactory to the Company and whose business is not competitive with the Company.  The principal location of your employment will be at the Company’s principal executive office located in Huntingdon Valley, Pennsylvania, although you understand and agree that you may be required to travel from time to time for business reasons.

4.                                       Annual Salary.

Subject to the immediately following sentence, during your first year of employment, Cellegy agrees to pay you a monthly salary at an annual rate of $250,000 per annum (the “Base Salary”), payable in conformity with Cellegy’s normal payroll periods and subject to all applicable withholdings and deductions.  Your salary shall be reviewed by Cellegy’s Board of Directors or Compensation Committee on an annual basis and may be increased in the discretion of the Board or such Committee.  Your first salary review will occur in approximately December 2005 with respect to your Base Salary for the 2006 year.

5.                                       Bonus.

Promptly after the Effective Date you will be paid a cash bonus of $25,000 in recognition of your performance during the course of 2004.  Effective January 1, 2005, you will be eligible to participate in Cellegy’s bonus programs in a manner and percentage similar to similarly situated Cellegy employees, with Company and individual performance targets for the relevant calendar year to be established by Cellegy’s Board of Directors or the Compensation Committee thereof (and amounts, if any, paid after completion of the year to which such performance targets relate).  As part of this program, you will be eligible to receive an annual cash bonus up to a target amount of 25% of Base Salary based on Company and individual performance.

6.                                       Equity Incentive Programs.

You shall be eligible to participate in future equity incentive programs established by the Company to provide restricted stock, stock options and other equity-based incentives to officers and key employees of the Company.

7.                                       Business Expenses.

You shall be entitled to reimbursement of travel and entertainment expenses incurred in connection with your services hereunder consistent with the policies of Cellegy, upon receipt of reasonable supporting documentation.

8.                                       Benefits; Vacation/PTO.

You shall be entitled to participate in Cellegy’s benefit plans to the same extent as other similarly situated Cellegy employees, including plans that provide vacation, medical and dental insurance benefits described in Cellegy’s employee handbook, which previously was provided to you.  In general, you will be entitled to the number vacation/paid-time-off (“PTO”) days that are specified in Cellegy’s standard vacation policies for similarly situated employees.  Notwithstanding the foregoing, you will be entitled to carry over to Cellegy the same number of accrued but unused PTO days that you had with Biosyn immediately before the Effective Date, and unused PTO days will carry-over at year-end into the succeeding year.  However, no additional PTO days shall accrue after the Effective Date until such time as you have used a number of your then accrued PTO days such that the number of your then accrued PTO days is less than the maximum number of PTO days that you would be entitled to under Cellegy’s standard policy regarding PTO days, and at that time, the number of PTO days that you shall be entitled to will be governed by Cellegy’s standard PTO policies.  To the maximum extent permitted under Cellegy’s plans, you will be given credit for the time during which you were employed by Biosyn.  You will also receive such other benefits as are generally made available from time to time to other similarly situated employees of Cellegy.  By signing this Agreement, you agree and acknowledge that in consideration of Cellegy’s assumption of your PTO days accrued while you were employed with Biosyn, neither Cellegy nor Biosyn will have any financial obligation to you with respect to such PTO days in connection with any termination of your employment with Biosyn that may be deemed to occur with respect to the transactions contemplated by the Exchange Agreement and your employment by Cellegy (including without limitation any obligation to make any cash payment to you with respect to such accrued unused PTO days).

9.                                       401(k) Savings Plan.

You will be eligible to participate in Cellegy’s 401(k) plan on the same terms and conditions as other Cellegy employees.

10.                                 Termination.

(a)                                  Termination of Employment.  Notwithstanding anything contained in this Agreement, this Agreement and your employment hereunder may be terminated at any time (a) voluntarily by you upon prior written notice to Cellegy and (b) by Cellegy immediately upon notice to you.  Cellegy may terminate your employment:

(i)                                     for Cause;

(ii)                                  by reason of your death;

(iii)                               by reason of your disability, where such disability has continued for a period of ninety (90) days, whether or not consecutive, in any 365 day period (“disability” shall mean your inability to perform the services contemplated by this Agreement for such period, as determined by a physician reasonably satisfactory to both you and Cellegy; provided, that if you and Cellegy do not agree on a physician, you and Cellegy shall each select one, and these two together will select a third physician, whose determination as to disability shall be binding on all parties); and

(iv)                              without Cause, for any reason or no reason (with employment terminations by reason of death or disability, or your termination of your employment by reason of your non-renewal of the term of this Agreement, not constituting terminations without Cause).

(b)                                 Cause.  For the purposes of this Agreement, “Cause” shall be deemed to exist for:

(i)                                     your willful and deliberate failure or a refusal (not resulting from your incapacity due to physical or mental illness) to comply in any material respect with the legal or ethical policies, standards or regulations of the Company (including without limitation the Company’s insider trading policy), or willful and deliberate failure to follow the lawful written directions of the Chief Executive Officer or the Board of Directors, provided that written notice in reasonable detail as to the alleged failure or refusal has been given to you by the Chief Executive Officer or his authorized designate and, if the failure is capable of cure, you have had a reasonable opportunity to cure such failure;

(ii)                                  your misconduct which is materially detrimental to the Company, or willful and deliberate failure or a refusal (not resulting from your incapacity due to physical or mental illness) in any material respect faithfully or diligently, to perform your legal and ethical duties, determined by the Company in accordance with any written agreement between you and the Company or the customary duties of your employment; provided that written notice, in reasonable detail as to the alleged failure or refusal, has been given to you by the Chief Executive Officer or his authorized designate and, if the failure is capable of cure, you have had a reasonable opportunity to cure such failure;

(iii)                               your deliberate concealment from the Board of any action by you in violation of any legal or ethical policy, standard or regulation set by the Company;

(iv)                              any unethical or fraudulent conduct that is demonstrably injurious and materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company;

(v)                                 dishonest conduct or a deliberate attempt by you to do injury to the Company;

(vi)                              your material breach of any written employment agreement or invention assignment and confidentiality agreement between you and the Company; or

(vii)                           commission of an unlawful or criminal act (serious in nature) which the Board of Directors or the Chief Executive Officer reasonably concludes would reflect adversely on the Company, or your conviction of a felony or other crime involving embezzlement or fraud involving the money or property of the Company.

11.                                 Effect of Termination.

(a)                                  General.  Upon termination of your employment, you (or your heirs in the event of your death) will be paid (i) the Base Salary (as defined above) through the date of termination, (ii) any portion of your bonus then earned but not yet paid, and (iii) all other benefits payable in accordance with the applicable plans and programs of Cellegy, and all rights and benefits hereunder shall cease except as expressly provided herein.

(b)                                 Termination.  In the event that Cellegy terminates your employment in a termination without Cause or notifies you of Cellegy’s determination not to renew this Agreement upon the expiration of any term or in the event that you terminate your employment for Good Reason (as defined below), then:

(i)                                     you will be entitled to receive your Base Salary for a period of twelve (12) months, one-half of which shall be paid in a lump sum payment as of the date of termination and the other half of which shall be paid in six equal monthly installments on the first day of each of the six calendar months immediately following the date of termination.

(ii)                                  any stock options granted by Cellegy to you after the Effective Time (the “Post-Acquisition Options”) will become vested and exercisable on a pro rata basis through the date of termination (with vesting for the year in which termination occurred to be on a monthly basis for the portion of the year in which the termination occurred) and you shall have 90 days in which to exercise the options; provided, however, that if your employment is terminated in a Termination upon Change of Control as defined in Cellegy’s Retention and Severance Plan for Executives (the “Retention Plan”), then all Post-Acquisition Options will become fully vested and exercisable as provided in the Retention Plan.

(iii)                               if you elect coverage under COBRA, you will receive, by means of payment by Cellegy on behalf of yourself, your spouse and your dependents of the applicable premiums, continued provision of the Company’s health-related and other standard employee insurance coverages as are in effect immediately prior to such employment termination for a period of twelve (12) months following such termination (with you remaining responsible for such deductibles or percentage of payments under such insurance as you were responsible for contributing immediately before the employment termination).  You will be responsible for all taxes relating to any payments made pursuant to this Section 10, and the amounts of any such payments will be reduced by any amounts required to be withheld or deducted by the Company from the payments.  The date of the “qualifying event” for you and your spouse and dependents shall be the date of your employment termination.  Notwithstanding the preceding provisions, in the event you become covered as a primary insured (that is, not as a beneficiary under a spouse’s or partner’s plan) under another employer’s group health plan that is comparable or superior to Cellegy’s health plan during the period provided for herein, you shall promptly shall inform the Company and the Company shall cease provision of continued group health insurance for you and any family.

For purposes of this paragraph, “Good Reason” shall mean: assignment to you of a title position, responsibilities or duties that are materially less than the title position, responsibilities and duties that you occupied immediately after the Effective Time (except that following a Change of Control (as defined in the Company’s Retention and Severance Plan), a reduction in title position, responsibilities or duties solely by virtue of the Company being acquired and made part of a larger entity or operated as a subsidiary shall not constitute Good Reason); (ii) a material breach by the Company of any of the terms of this Agreement; or (iii) a material reduction in your compensation or benefits (other than reductions in benefits under employee benefit plans applicable to officers or employees of the Company generally); provided, in each of the foregoing cases, that you have provided written notice to the Company that an event constituting Good Reason has occurred and the Company has a reasonable opportunity, not to exceed thirty (30) days, to cure such event.

12.                                 Indemnification

Cellegy shall indemnify and defend you and hold you harmless to the fullest extent permitted by Cellegy’s bylaws and applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by you of services for, or action by you as an officer or employee of (i) Biosyn prior to the Effective Date or (ii) Cellegy, or any parent, subsidiary or affiliate of Cellegy after the Effective Date.  Expenses incurred by you in defending a claim, action, suit or investigation or criminal proceedings shall be paid for by Cellegy in advance of the final disposition thereof in accordance with Cellegy’s bylaws and upon the receipt by Cellegy of your undertaking to repay said amount if it shall ultimately be determined that you are not entitled to be indemnified hereunder.  You acknowledge receipt of a copy of such bylaws.  Notwithstanding the foregoing, Cellegy shall not be required:

(a)                                  (Unlawful Indemnification) to indemnify you with respect to any acts or omissions or transactions from which a court having jurisdiction in the matter shall determine that you may not be relieved of liability under any applicable state or federal law.  In this respect, you acknowledge having been advised that the Securities and Exchange Commission takes the position that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication;

(b)                                 (Claims Initiated by you) to indemnify or to advance expenses to you with respect to proceedings or claims initiated or brought voluntarily by you and not by way of defense, except as may expressly be required under applicable law, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors has approved the initiation or bringing of such suit; or

(c)                                  (No Duplication of Payments) to indemnify you for expenses or liabilities of any type whatsoever (including, without limitation, judgments, fines, ERISA, excise taxes or penalties, and amounts paid in settlement) to the extent that you have otherwise actually received payment (under any insurance policy, provision of the Company’s certificate of incorporation, bylaws or otherwise) of the amounts otherwise payable hereunder.

13.                                 Acknowledgement of No Claims; Release of Claims.

 You acknowledge and agree that, except as may be expressly disclosed in the Biosyn Disclosure Schedule relating to the Exchange Agreement and provided that at the Closing of the transactions contemplated by the Exchange Agreement you receive all salary, bonus and benefits payments that are provided for in the Exchange Agreement, as of the date of this Agreement, all accrued salary, bonus pay, cash profit-sharing, termination benefits or other compensation to which you are entitled by virtue of your employment with Biosyn has been satisfied or will be satisfied by Biosyn on or before the Effective Date (other than accrued salary or reimbursements for expenses incurred in the ordinary course of business for pay periods before the Effective Date, all of which will be satisfied by Biosyn before the Effective Date).  You acknowledge and agree that as of the date of this Agreement and as of the Effective Date, you do not have and will not have any claims arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement and the Effective Date against Biosyn, the Company or any of their officers, shareholders, employees, directors, or agents, including without limitation any claims  under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, emotional distress, claims for additional compensation or benefits arising out of you employment with Biosyn or your separation of employment from Biosyn in connection with the transactions contemplated by the Exchange Agreement, claims under Title VII of the 1964 Civil Rights Act, as amended, and any other laws and/or regulations relating to employment or employment discrimination.  Your right to receive the severance and other benefits described in this Agreement (other than benefits required by law to be paid to you upon employment termination) is conditioned upon your execution and delivery to Cellegy of a release of claims agreement upon employment termination in the form attached as Exhibit B hereto or, if payment of severance and benefits as contemplated by this Agreement are as provided in the Retention Plan, then on the form of release provided in the Retention Plan

14.                                 Term.

The term of this Agreement shall be for a period of two (2) years beginning on the Effective Date, unless terminated earlier as provided in Section 9 hereof, and shall renew automatically for successive one (1) year terms unless either you or Cellegy notifies the other in writing of your or its determination not to renew this Agreement at least sixty (60) days prior to the termination of the immediately preceding term.

15.                                 Secrecy and Non-Competition.

(a)                                  Non-Competing Employment.  You acknowledge that the agreements and covenants contained in this Section are essential to protect the value of the Company’s business and assets (including resulting from the acquisition of the business of Biosyn) and, by your current employment with the Company, you have obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment.  Therefore, you agree that for the period commencing on the Effective Date and ending on the first anniversary of the termination of employment hereunder (such period is hereinafter referred to as the “Restricted Period”) with respect to any geographical area in which the Company is engaged in business or actively contemplating engaging in business in the immediate future during your term of employment with the Company, you shall not participate or engage, directly or indirectly, for your benefit or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, consultant, advisor, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in the research, development or commercialization of any technologies, intellectual property, potential products or products relating to (i) anti-microbial spermicides or intravaginal gels used for contraception or the prevention or reduction in transmission of infectious or sexually transmitted diseases, or (ii) any other business of the Company that you become substantially engaged in during the period of time that you are an employee of, or consultant to, the Company after the Effective Time (collectively, the “Restricted Field”), which technologies or products are competitive with any technology, intellectual property, potential products, or products or application thereof in the Restricted Field designed, contemplated to be implemented in the immediate future, under research or development, marketed, announced, leased or sold by the Company or any of its subsidiaries (which term for purposes of this Section includes the Company and/or Biosyn either before or after the Effective Date) during your term of employment with the Company or any of its subsidiaries or at the time of the termination of your employment; provided, however, that you may own any securities of any company which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent of any class of stock or securities of such company.

(b)                                 Nondisclosure of Confidential Information.  Except in connection with your employment hereunder, you shall not disclose to any person or entity or use, either during the term of your employment with the Company or any of its subsidiaries or at any time thereafter, any information not in the public domain, is generally known in the industry or has been independently developed and disclosed by others, in any form, acquired by you while employed by the Company (or any subsidiary) or any predecessor to the Company’s business or, if acquired following the term of your employment with the Company, such information which, to your knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates, relating to the Company, its subsidiaries or affiliates, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any subsidiaries or affiliates thereof.  You agree and acknowledge that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of your employment with the Company, you shall return to the Company the originals and all copies of any such information (whether in hard copy, electronic form or otherwise) provided to or acquired by you in connection with the performance of your duties for the Company or any subsidiary, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by you during the course of your employment.

(c)                                  No Interference.  During the Restricted Period, you shall not, whether for your own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company or its subsidiaries, or otherwise directly interfere with the relationship of the Company or its subsidiaries with any person who is employed by or otherwise engaged to perform services for the Company or its subsidiaries (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent twelve-month period, a customer or client of the Company or other entity having a business relationship with the Company, its predecessors or any of its subsidiaries.  The placement of any general classified or “help wanted” advertisement and/or general solicitations to the public at large shall not constitute a violation of this Section unless your name is contained in such advertisements or solicitations.

(d)                                 Inventions, etc.  By signing this Agreement you hereby sell, transfer and assign to the Company or to any person or entity designated by the Company your entire right, title and interest in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by you, solely or jointly, during your employment by the Company (or any subsidiary) which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company (or any subsidiary), or which otherwise relate to or pertain to the business, functions or operations of the Company (or any subsidiary) or which were made or conceived during business hours or using the facilities or other resources of the Company (or any subsidiary).  You shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and you shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof.  Any invention relating to the business of the Company (or any subsidiary) and disclosed by you within one year following the termination of your employment with the Company shall be deemed to fall within the provisions of this Section unless proved to have been first conceived and made following such termination.  No later than the Effective Date, you agree to execute Cellegy’s standard form of proprietary information and invention assignment agreement.

(e)                                  Injunctive Relief.  Without intending to limit the remedies available to the Company, you acknowledge that a breach of any of the covenants contained in Section hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this Section, restraining you from engaging in activities prohibited by this Section hereof or such other relief as may be required specifically to enforce any of the covenants in Section.

16.                                 Arbitration.

In order to obtain the many benefits of arbitration over court proceedings, including speed of resolution, lower costs and fees and more flexible rules of evidence, all disputes between you and the Company arising out of or concerning the interpretation of application of this Agreement or its subject matter shall be resolved exclusively by binding arbitration in Philadelphia, Pennsylvania pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  The Company and you hereby waive their rights to have a jury trial for any such disputes.  Arbitration must be demanded within 180 days of the time when the demanding party knows or should have known of the events giving rise of the claim.  The arbitration opinion and award shall be in writing and shall be final, binding and enforceable by any court under the Federal Arbitration Act.  Each party shall pay their own fees and costs in connection with any such arbitration and shall pay one-half of the fees of the arbitrator, but the arbitrator shall have discretion to make a different award of fees and costs in connection with rendering the arbitrator’s opinion and award.  The foregoing provisions are intended to supersede any provisions in the Retention Plan, including Section 9 thereof, concerning arbitration of disputes.

17.                                 General.

(a)                                  Assignment.  You may not assign this Agreement or any of its rights and privileges hereunder to any other person, firm or corporation.  Cellegy may assign this Agreement without your consent in connection with any sale of all or substantially all of Cellegy’s business or assets, whether by merger, consolidation, sale of assets, sale or stock, or other similar transaction provided that the successor company agrees in writing to assume the Company’s obligations under this Agreement in their entirety (and any change in employers resulting from the fact that the successor or acquiring company, rather than Cellegy, becomes the employer shall not by itself be deemed a termination of employment hereunder).  This

Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

(b)                                 Entire Agreement.  This Agreement (together with any nondisclosure, noncompetition, proprietary information and/or invention assignment agreement(s) with Biosyn or the Company that you have executed or will execute and all other agreements and documents referred to herein) constitutes the entire agreement between the parties with reference to the subject matter hereof and, except as expressly set forth in Section 2 above, supersedes all prior negotiations, understandings, representations and agreements, if any, relating to your employment by Biosyn or Cellegy. If and to the extent any such other agreements or documents shall be inconsistent in any respect with the provisions of this Agreement, the provisions of this Agreement shall prevail.

(c)                                  Governing Law; Consent to Jurisdiction.  The provision of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any application of any doctrine of conflicts of laws.  Without limiting the effect of the other provisions in this Agreement requiring arbitration of disputes arising hereunder, each party irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts for the federal and state judicial district in which such party is entitled to initiate an arbitration proceeding in accordance with Section 16 above in connection with any action to enforce the provisions of this Agreement, to recover damages or other relief for breach or default of this Agreement, or otherwise arising under or by reason of this Agreement, and agrees that service of process in any such action may be effected by the means provided in this Agreement for delivery of notices.

(d)                                 Severability.  If any provision contained in this Agreement is determined to be void, invalid or unenforceable in whole or in part for any reason whatsoever, such determination shall not affect or impair the validity of any other provision herein, nor the validity of this Agreement as a whole.  Each provision of this Agreement shall be deemed to be separate and distinct.  Without limiting the foregoing, you acknowledge and agree that the covenants set forth in Section 15 above are reasonable and valid in geographical and temporal scope and in all other respects.  If any of such covenants or such other provisions are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(e)                                  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(f)                                    Termination of Exchange Agreement.  If the Exchange Agreement is terminated in accordance with its terms, then this Agreement and the obligations of the parties hereunder shall immediately terminate.

(g)                                 Notices.  All notices and other communications required or permitted under this Agreement will be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications will be effective:  (a) upon receipt if hand delivered; or (b) three (3) days after mailing if sent by mail; and (c) one (l) business day after delivery to a national overnight courier service for next business day delivery, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to Cellegy or Employee:	With a copy to:

Cellegy Pharmaceuticals, Inc.	Weintraub Genshlea Chediak Sproul
349 Oyster Point Boulevard	400 Capitol Mall, Eleventh Floor
South San Francisco, CA 94080	Sacramento, CA 95814
Attention: Chief Financial Officer	Attention: C. Kevin Kelso, Esq.

If to Employee:	With a copy to:

Anne-Marie Corner	Duane Morris LLP
586 West Mermaid Lane	One Liberty Place
Philadelphia, PA 19118	Philadelphia, PA 19103-7396
Attention: Kathleen M. Shay, Esq.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

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Please confirm your acceptance of the foregoing by signing this Agreement where indicated below.  Your signature below indicates your acceptance of this Agreement and its terms and conditions, and we both intend, acknowledge and agree that this is a binding contract enforceable in accordance with these terms.

Yours very truly,

CELLEGY PHARMACEUTICALS, INC.

By:	/s/ K. Michael Forrest
K. Michael Forrest,
Chief Executive Officer

I accept the terms of the agreement as outlined above:

/s/ Ann-Marie Corner	Date: October , 2004
Anne-Marie Corner

EXHIBIT A

EMPLOYMENT RESPONSIBILITIES

1.                                       Assume direct responsibility for the strategic direction and management of the Company’s microbicide business, as well as administrative management of all employees located at the Huntingdon Valley, PA facility.

2.                                       Prepare, obtain approval for and manage annual budgets for the microbicide business.  As requested, prepare longer-range forecasts and projections.

3.                                       Participate proactively in Cellegy’s overall strategic planning process, working cooperatively with the CEO, Corporate Development, Regulatory Affairs, Clinical Research, R&D, Finance, Human Resources and Marketing/Sales.

4.                                       As requested, attend Cellegy’s Board of Directors meetings in order to provide updates and input into the strategic direction and operations of the microbicide business.

5.                                       Assume direct responsibility for coordination with granting agencies to effectively manage relationships and ensure that adequate resources are available to support core programs.

6.                                       As requested, attend conferences, conventions, road shows and meetings with members of the investment and medical community, as well as with other constituents in order to obtain information and/or make presentations relevant to the microbicide business.

7.                                       Implement a proactive program designed to educate and keep the CEO and/or his designates current regarding all aspects of the microbicide business, including a planned program to meet with potential licensing partners, granting and potential granting agencies, CROs and other key organizations to accomplish objectives agreed upon from time to time.

8.                                       As directed, and in coordination with the Vice President, Corporate Development, meet with potential licensing partners an/or M&A targets to accomplish objectives agreed upon from time to time with the CEO.

9.                                       Seek advice and actively provide assistance to and cooperation with employees of Cellegy from various disciplines, in particular Clinical, Regulatory, Research, Development, and Finance in order to effectively manage the microbicides business.

EXHIBIT B

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (“Release”) is entered into between                               (“Employee”) and Cellegy Pharmaceuticals, Inc. (“Cellegy”).

1.                                       Payment of Separation Benefits.  I understand that my employment with Cellegy has terminated.  Cellegy has agreed that if I choose to sign this Release on or after my last day of employment, Cellegy will provide me separation benefits (the “Separation Benefits”) set forth in pursuant to the employment letter agreement between Cellegy and me dated                     , 2004 (the “Agreement”).  I understand that I am not entitled to these Separation Benefits unless I sign this Release.  Employee agrees to waive or terminate his or her rights to any cash severance or option or restricted stock acceleration or continued vesting under any agreement, other than as described in the Agreement (whether written or oral), with Cellegy that provides that upon a change of control or termination of employment Employee would be entitled to receive any cash severance or acceleration or continued vesting.  This Release and the Agreement contain the entire understanding of Cellegy and Employee with respect to cash severance or option or restricted stock acceleration or continued vesting and supersede any prior agreements with respect to these matters.  I understand that in addition to the Separation Benefits and regardless of whether I sign this Release, Cellegy has paid me all of my accrued salary and vacation earned through my date of termination and any remaining unpaid balance of my bonus that I am entitled to receive and that has not been paid.

2.                                       Release.

(a)                                  Each of (i) Employee and Employee’s respective heirs, executors, successors and assigns, and (ii) Cellegy and its parents, subsidiaries, successor, agents, officers and directors, hereby fully and forever release each other and their respective heirs, executors, successors, agents, officers and directors, from and agree not to sue concerning, any and all claims, actions, obligations, duties, causes of action, whether now known or unknown, suspected or unsuspected, that either of them may possess based upon or arising out of any matter, cause, fact, thing, act, or omission whatsoever occurring or existing at any time prior to and including the date of Employee’s termination of employment (collectively, the “Released Matters”), as follows:

(i)                                     any and all claims relating to or arising from Employee’s employment relationship with Cellegy and the termination of that relationship;

(ii)                                  any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of stock of Cellegy, including, without limitation, any claims of fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(iii)                               any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied or promissory estoppel;

(iv)                              any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, and the California Fair Employment and Housing Act, and Labor Code section 201, et. seq.;

(v)                                 any and all claims for violation of the federal, or any state, constitution;

(vi)                              any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(vii)                           any and all claims for attorneys’ fees and costs.

This Release does not extend to, and does not result in, a waiver or release of any of the following:  (a) any claim by Employee for workers’ compensation or unemployment benefits; (b) Employee’s rights to indemnity under any indemnity agreement signed by the parties, as well as under Labor Code section 2802; and (c) all rights and benefits to which Employee is entitled under the Agreement.

(b)                                 Employee and Cellegy acknowledge that they have been advised by legal counsel and are familiar with Section 1542 of the Civil Code of the State of California, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee expressly waives any right or benefit that he has or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction, including Pennsylvania and Delaware.

3.                                       Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee and Cellegy agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date (defined below) of this Release.  Employee acknowledges that the consideration given for this Release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that Employee has been advised by this writing that:

(a)                                  Employee should consult with an attorney prior to executing this Release;

(b)                                 Employee has at least twenty-one (21) days within which to consider this Release, although Employee may accept the terms of this Release at any time within those 21 days;

(c)                                  Employee has at least seven (7) days following the execution of this Release by the parties to revoke this Release; and

(d)                                 This Release will not be effective until the revocation period has expired (the “Effective Date”).

4.                                       Indemnity and Employee Invention Agreement.  Employee and Cellegy agree that all rights and obligations of the parties under any indemnity agreement between the parties and under any invention assignment and confidentiality agreement will continue in effect.

5.                                       Voluntary Execution of Agreement.  This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims.  The parties acknowledge that:

(a)                                  they have read this Release;

(b)                                 they have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)                                  they understand the terms and consequences of this Release and of the releases it contains;

(d)                                 they are fully aware of the legal and binding effect of this Release.

EXECUTIVE HAS CONSULTED WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE AND UNDERSTANDS THAT, BY SIGNING THIS RELEASE, EXECUTIVE IS GIVING UP ANY LEGAL CLAIMS EXECUTIVE HAS AGAINST CELLEGY PHARMACEUTICALS, INC. EXCEPT AS SET FORTH HEREIN.  EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE DOES SO KNOWINGLY, WILLINGLY, AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN THE AGREEMENT.

6.                                       Return of Company Property.  Employee represents and warrants to Cellegy that Employee has returned all real or intangible property or data of Cellegy of any type whatsoever that has been in Employee’s possession or control.

7.                                       Nondisparagement.  Employee agrees that Employee will not disparage Cellegy or its products, services, agents, directors, officers, shareholders, attorneys, employees, affiliates, successors or assigns, or any persons acting by, through, or in concert with any of them, with any written or oral statement.

8.                                       Arbitration.  The mandatory binding arbitration provisions set forth in the Agreement are hereby incorporated by referenced.

9.                                       Confidentiality.  The contents, terms and conditions of this Release shall be kept confidential by Employee and may not be disclosed by Employee except to Employee’s accountant or attorneys or pursuant to court order or subpoena.  Employee agrees that if Employee is asked for information concerning this settlement, Employee will state only that Employee and Cellegy have reached an amicable resolution of any disputes concerning Employee’s separation from Cellegy.

10.                                 Entire Agreement.  This Release sets forth the entire agreement between Employee and Cellegy with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter.

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IN WITNESS WHEREOF, the parties have executed this Release as of the date set forth below.

EXECUTIVE	CELLEGY PHARMACEUTICALS, INC.

By:
Title:

Signature

Date:	Date: